EXHIBIT 23.11

               Consent of Deloitte & Touche LLP as accountants for
                          Downey Bancorp and Subsidiary




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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of California Community Bancshares, Inc. of our report dated February 23, 1999 on the consolidated balance sheet of Downey Bancorp and subsidiary as of November 25, 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the period from January 1, 1998 to November 25, 1998, appearing in and incorporated by reference in the Prospectus, which is part of Registration Statement No. 333-87481 on Form S-4 of California Community Bancshares, Inc.

DELOITTE & TOUCHE LLP

Los Angeles, California
January 7, 2000

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